Exhibit 99

Culp Announces Definitive Agreement to Acquire Source for Custom Window Treatments Designed for Hospitality Market

HIGH POINT, N.C.--(BUSINESS WIRE)--March 8, 2018--Culp, Inc. (NYSE: CULP) announced today that it has reached a definitive agreement to acquire Read Window Products, Inc., a source for custom window treatments and other products for the hospitality and commercial industries. Based in Knoxville, Tennessee, Read Window Products is a turn-key provider of window treatments offering measuring, sourcing, fabrication and installation services. Read Window Products’ primary custom product line includes motorization, shades, drapery and shower curtains. In addition, they supply soft goods such as decorative top sheets, coverlets, duvet covers, bed skirts, bolsters and pillows, for leading hospitality brands worldwide. Read Window Products has been in business since 1981, with annual revenues of approximately $11.0 million in 2017. Culp currently expects to fund the acquisition with cash and investments on hand without incurring any additional debt, with closing currently expected to occur at the end of March, subject to the satisfaction of customary closing conditions.

Commenting on the acquisition announcement, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We have been seeking the right strategic business opportunity to support our growing sales of upholstery fabrics designed for the hospitality market. Today, we are pleased to announce a definitive agreement to acquire Read Window Products. We believe this additional product line will complement our existing upholstery fabrics business and enhance our ability to expand our sales and reach additional customers in the hospitality market. Read Window Products is already solidly profitable with operating margins in line with our current upholstery fabrics business. We have a unique opportunity to combine our outstanding design capabilities with another established business that enjoys a solid reputation in the hospitality market. This proposed acquisition supports our diversification strategy for both products and customers, and we look forward to the opportunities ahead to integrate Read Window Products’ operations with our existing upholstery fabrics business.”

Boyd Chumbley, president of Culp’s upholstery fabrics division, added, “As we continue to diversify our customer base, we believe the hospitality market offers significant growth opportunities for Culp. The proposed acquisition of Read Window Products supports this strategy, and we are pleased to welcome a proven market leader to Culp’s upholstery fabrics business. Adding window treatments to our product line is a logical step in Culp’s evolution as a complete source of fabrics for the hospitality market. The opportunity to work with an established source will allow us to respond to customer demand in an efficient manner. We are excited about the potential to leverage Culp’s global platform, product innovation and outstanding customer service with the added expertise of Read Window Products as we extend our market reach.”

Dale Read, chief executive officer of Read Window Products, added, “We believe this is a great opportunity for Read Window Products, and we look forward to joining the Culp team. Our companies have similar family cultures and values with a shared commitment to product excellence and outstanding customer service. Together, we will be uniquely positioned to offer the full complement of high quality, decorative fabrics used inside a hotel room. We are excited about the growth potential this proposed business combination brings to the hospitality market.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China and Haiti.

Forward Looking Statements

This release contains forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations. Decreases in these economic indicators could have a negative effect on our business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 14, 2017 for the fiscal year ended April 30, 2017. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

CONTACT:
Culp, Inc.
Investor Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer
or
Media Contact:
Teresa A. Huffman, 336-889-5161
Vice President, Human Resources